Consent of Independent Auditors
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To the Board of Directors
Digiblue Media, inc.

We consent to the use of our Independent Auditors' Report dated September 11, 2002 covering the financial statements of Digiblue Media, Inc. (dba Nevada Digiblue Media, Inc.) (A Development Stage Company) for the six months ended June 30, 2002 and for the six month period ending June 30, 2002, for the period from December 10, 2001 (inception) to December 31, 2001, and for the period from December 10, 2001 (inception) to June 30, 2002, to be included in a Form SB-2 registration statement to be filed with the Commission on approximately October 4, 2002.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.


/s/ Stonefield Josephson, Inc.
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Santa Monica, California
October 4, 2002